CONSULTING AGREEMENT


THIS AGREEMENT is entered into as of the _____ day of ____________________, 2000 by and between Rapid Retrieval Systems, Inc., a corporation organized and existing under the laws of the State of Nevada, having its principal place of business at Suite 309, 2906 West Broadway, Vancouver, B.C., Canada V6K 2G8, ("Company") and Mark Morgan, an individual with a principal address at 311 Main Street, Strousburg, PA 18360 ("Consultant").

     WITNESSETH:

In consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

1.   THE SERVICES

The Consultant agrees to provide strategic and tactical direction and guidance to the Company and assist the Company development.

2.   WORK FOR HIRE

a. It is the intention of the parties hereto that all rights, including without limitation copyright and with the sole exception provided in Paragraph 4 below, in any reports, surveys, marketing promotional and collateral materials prepared by the Consultant pursuant to the terms of this Agreement, or otherwise for Company (hereinafter "the Work") vest in Company. The parties expressly acknowledge that the Work was specially ordered or commissioned by Company, and further agree that it shall be considered a "Work Made for Hire" within the meaning of the copyright laws of the United States and that Company is entitled, as author and with the sole exception provided in Paragraph 4 below, to the copyright and all other rights therein, throughout the world, including, but not limited to, the right to make such changes therein and such uses thereof, as it may determine in its sole and absolute discretion.

b. If, for any reason, the Work is not considered a work made for hire under the copyright law, then, except as provided in Paragraph 4 below, the Consultant hereby grants and assigns to Company, its successors and assigns, all of its rights, title, and interest in and to the Work, including, but not limited to, the copyright therein throughout the world (and any renewal, extension or reversion copyright now or hereafter provided), and all other rights therein of any nature whatsoever, whether now known or hereafter devised, including, but not limited to the right to make such changes therein, and such uses thereof, as Company may determine.

3.   INTELLECTUAL PROPERTY

Notwithstanding the provisions of Paragraph 3 above, Consultant hereby retains the sole and exclusive right, title and interest in any intangible marketing or business thought, concept, idea, method or process arising out of Consultant's engagement with the Company pursuant to this Agreement.

4.   PROPRIETARY INFORMATION

a. For purposes of this Agreement, "proprietary information" shall mean any information relating to the business of Company or any entity in which Company has a controlling interest and shall include (but shall not be limited to) information encompassed in all drawings, designs, programs, plans, formulas, proposals, marketing and sales plans, financial information, costs, pricing information, customer information, and all methods, concepts or ideas in or reasonably related to the business of Company.

b. Consultant agrees to regard and preserve as confidential, all proprietary information, whether Consultant has such information in memory or in writing or other physical form. Consultant shall not, without written authority from Company to do so, directly or indirectly, use for the benefit or purposes, nor disclose to others, either during the term of its engagement hereunder or thereafter, except as required by the conditions of Consultant's engagement hereunder, any proprietary information.

c. Consultant shall not disclose any reports, recommendations, conclusions or other results of the Services or the existence or the subject matter of this contract without the prior written consent of Company. In Consultant's performance hereunder, Consultant shall comply with all legal obligations it may now or hereafter have respecting the information or other property of any other person, firm or corporation.

d. The Consultant expressly agrees that the covenants set forth in this Paragraph are being given to Company in connection with the engagement of the Consultant by Company and that such covenants are intended to protect Company against the competition by the Consultant, within the terms stated, to the fullest extent deemed reasonable and permitted in law and equity. In the event that the foregoing limitations upon the conduct of the Consultant are beyond those permitted by law, such limitations, both as to time and geographical area, shall be, and be deemed to be, reduced in scope and effect to the maximum extent permitted by law.

e. The foregoing obligations of this Paragraph shall not apply to any part of the information that (i) has been disclosed in publicly available sources of information, (ii) is, through no fault of the Consultant, hereafter disclosed in publicly available sources of information, (iii) is now in the possession of Consultant without any obligation or confidentiality, or (iv) has been or is hereafter lawfully disclosed to Consultant by any third party, but only to the extent that the use or disclosure thereof has been or is rightfully authorized by that third party.

5.   INJUNCTIVE RELIEF

Consultant acknowledges that the injury to Company resulting from any violation by it of any of the covenants contained in this Agreement will be of such a character that it cannot be adequately compensated by money damages, and, accordingly, Company may, in addition to pursuing its other remedies, obtain an injunction from any court having jurisdiction of the matter restraining any such violation; and no bond or other security shall be required in connection with such injunction.

6.   FEES AND REIMBURSEMENT OF CERTAIN EXPENSES

a. Company shall pay Consultant a consulting fee equal to one hundred thousand (100,000) shares of unrestricted stock.

b. A list of services that will be performed pursuant to this Contract is attached as Exhibit "A" hereto, incorporated herein by this reference.

c. The Consultant shall provide to the Company on the first day of every month an outline as to the services that will be performed that month. Within ten
(10) days from the end of each and every month, Consultant will provide to Company a statement as to the work that was performed for the prior month.

d. If in reviewing the statements made by the Consultant to the Company that are required within ten (10) days after the close of a business month, Company determines that Consultant is not making sufficient progress in order to complete work for which Consultant was hired within a reasonable time, the Company will give written notice to Consultant. Consultant shall have fifteen (15) days to complete the work required and provide further reports to the Company.

e. The Consultant shall send to Company a report of monthly statement of expenses and payments for the work performed.

7.   BENEFITS

The Consultant, as an independent contractor, shall not be entitled to any other benefits other than the fees and reimbursement of expenses provided under Paragraph 2 of this Agreement.

8.   DUTY TO REPORT INCOME


The Consultant acknowledges and agrees that it is an independent contractor and not an employee of the Company and that it is Consultant's sole obligation to report as income all compensation received from Company pursuant to this Agreement. The Consultant further agrees that the Company shall not be obligated to pay withholding taxes, social security, unemployment taxes, disability insurance premiums, or similar items, in connection with any payments made to the Consultant pursuant to the terms of this Agreement.

9.   TERM

This Agreement shall be effective beginning as of ___ day of _________________, and shall continue until __ day of _____________; provided, however, that either Company or Consultant may terminate this Agreement in whole or in part at any time upon thirty (30) days' written notice to the other party. In the event of termination or upon expiration of this Agreement, Consultant shall return to Company any and all equipment, documents or materials, and all copies made thereof, which Consultant received from Company for the purposes of this Agreement and the Company shall pay to Consultant the amounts provided in Paragraph 2 hereof through the date of such termination or expiration.

10.  INDEMNIFICATION

The Consultant shall indemnify and save Company harmless from and against all claims arising in favor of any person, firm or corporation on account of personal injury or property damage in any way resulting from the improper or illegal acts of Consultant, its employees or agents. The foregoing indemnity shall include all costs incurred by Company, including reasonable attorneys' fees.

11.  NOTICES

All notices and billings shall be in writing and sent via first class mail to the respective addresses of the parties set forth at the beginning of this Agreement or to such other address as any party may designate by notice delivered hereunder to the other party.

12.  GENERAL

A. The terms and conditions of Paragraphs 3, 4, 5 and 6 hereof shall survive the termination of this Agreement or completion of the Services as the case may be.

B. Neither the Company nor Consultant shall assign this Agreement or delegate its duties hereunder and shall not subcontract any of the Services to be performed hereunder without the prior written consent of the other party hereto.

C. Consultant shall perform the Services as an independent contractor and shall not be considered an employee of Company or Partner, joint venturer or otherwise related to Company for any purpose.

D.   This Agreement shall be governed by the laws of the State of Washington.


E. This Agreement constitutes the entire understanding between Consultant and Company respecting the Services described herein. The terms and conditions of any purchase order shall have no effect upon this Agreement and shall be used for accounting purposes only.

F. The failure of either party to exercise its rights under this Agreement shall not be deemed to be a waiver of such rights or a waiver of any subsequent breach.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.





RAPID RETRIEVAL SYSTEMS, INC.

By: ____________________________________
Its:  ____________________________________
Signature: _______________________________



CONSULTANT


Signature: _______________________________
MARK MORGAN


Consultant Agreement
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